Exhibit 10.3

CONSULTING AGREEMENT

This CONSULTING AGREEMENT is made effective as of this 17th day of November, 2004 by and between Thomas H. Adams, Jr. (“Mr. Adams”) a Tennessee resident and Ballistic Recovery Systems, Inc., a Minnesota corporation (“BRS”).

WHEREAS, BRS is in the business of developing, testing, manufacturing and marketing whole aircraft recovery parachute systems for use in the recreational and general aviation markets and some unmanned aircraft; and

WHEREAS, BRS and Mr. Adams wish to enter into an agreement providing for the rendering by Mr. Adams of certain consulting and advisory services as they relate to after market business development of BRS’s products;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.                                       Consulting. Subject to all of the other terms and conditions contained herein, BRS retains Mr. Adams for the term set forth herein to perform after-market sales and other business development services at the direction of the Board of Directors of BRS (the “Services”).  Mr. Adams’ record time per month shall not exceed 50 hours without the prior consent of the Company’s Chairman of the Board.

2.                                       Term.  The term of this Agreement shall be for a period of six months.  Mr. Adams agrees to keep reasonable records of his time and tasks accomplished and shall use his best efforts to accomplish the Services and any other tasks reasonably requested by the Board of Directors.

3.                                       Compensation.  As compensation for the Services rendered to BRS during the term of this Agreement, BRS shall pay to Mr. Adams an hourly consulting fee equal to $50.00 per hour (the “Hourly Rate”).  The Hourly Rate shall be multiplied by the number of hours submitted by Mr. Adams within 10 days of month end to determine the monthly compensation due to Mr. Adams (the “Consulting Fee”).  The Consulting Fee shall be payable monthly within 15 days of month end, (provided that Mr. Adams submits reasonable records of his time and tasks within 10 days of month end) or at such other times and in such other manner as BRS and Mr. Adams shall agree.  The Consulting Fee shall be in addition to and independent of any fees or compensation owed to Mr. Adams in his capacity as a director of BRS.

4.                                       Expenses.  BRS shall reimburse Mr. Adams for the reasonable and necessary expenses incurred in connection with performance of the Services in accordance with the written policies and procedures of BRS governing such expenses, upon presentation of appropriate vouchers for said expenses, provided that BRS has approved such expenses in advance.

5.                                       Independent Contractor Status.  This Agreement calls for the Services of Mr. Adams, as an independent contractor, therefore the parties expressly agree that (a) their relationship is based on the understanding that Mr. Adams is an independent contractor and is not an employee of BRS and no employment relationship is created hereby, (b) BRS shall not provide Mr. Adams with any fringe benefits in connection with the Services provided hereunder, and (c) BRS has no responsibility for withholding taxes, social security withholding, worker’s compensation withholding, unemployment withholding or any similar taxes or charges attributable to Mr. Adams arising from compensation paid to Mr. Adams pursuant hereto.

6.                                       Indemnification.  Each party hereto shall indemnify and hold the other party harmless from and against any and all losses, claims, damages, liabilities, actions, causes of action, and the like arising directly or indirectly from, or which are related to, such indemnifying party’s performance under this Agreement.

7.                                       Miscellaneous.

(a)                                  This Agreement may not be modified, rescinded, limited or amended except by a written agreement signed by the parties hereto.

(b)                                 This Agreement shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without regard to Minnesota law governing conflict of laws, even if one or more of the parties hereto may be a resident of, or domiciled in, any other state or country.

(c)                                  This Agreement contains the entire understanding of the parties with regard to all matters contained herein.  This Agreement supersedes any prior agreements relating to Mr. Adams’s service as a consultant to BRS.

IN WITNESS WHEREOF, the undersigned have executed this Agreement the day and year first above written.

BALLISTIC RECOVERY SYSTEMS,
INC.

By:
Robert L. Nelson, Chairman of the Board
and Chief Executive Officer

Thomas H. Adams, Jr.